Exhibit 4.17
COMMERCE ENERGY GROUP, INC.
2006 STOCK INCENTIVE PLAN

Deferral Election Agreement for Deferred Share Units

     DEFERRAL AGREEMENT (the “Deferral Agreement”), made this                      day of                     ,                     , by and between                                                              (the “Participant”), and Commerce Energy Group, Inc. (the “Company”).
     WHEREAS, the Company has established the Commerce Energy Group, Inc. 2006 Stock Incentive Plan (the “Plan”), and the Participant is eligible to participate in said Plan;
     WHEREAS, Section 9(a) of the Plan permits the Committee to authorize deferral compensation elections with any deferred compensation being credited to Deferred Share Units (“DSUs”) in accordance with Section 9 of the Plan;
     NOW, THEREFORE, it is mutually agreed as follows:
1. Term of Election. This Deferral Agreement and the provisions of the Plan constitute the entire agreement between the parties, and will continue in full force and effect until the Participant executes a superseding Deferral Agreement, or until revoked by the Participant in a writing sent to and approved by the Committee, or until the Participant ceases service with the Company, or until the Plan is terminated by appropriate corporate action, whichever shall first occur. This Deferral Agreement will become effective:
a.	on the January 1st following the execution of this Deferral Agreement; or

b.	on the first day of the next calendar month following the execution of this Deferral Agreement, but only if this Deferral Agreement is executed within the 30-day period after the Participant first becomes eligible for Plan participation.
2. Compensation being Deferred. The Participant makes the following election (which shall supersede any prior election only to the extent of an election made affirmatively herein) to defer the following amount of fees/compensation for as long as this Deferral Agreement is in effect:
a.	percent ( ___%) of the amount otherwise payable in cash.

b.	___ percent ( ___%) of the amount otherwise payable in shares of the Company’s common stock.

c.	___ percent ( ___%) of any Restricted Share Units (“RSUs”) in which the Participant earns a vested interest (but only if the underlying Award Agreement specifically authorizes deferral elections).

Deferred Share Units Deferral Agreement
Commerce Energy Group, Inc.
2006 Stock Incentive Plan
3. Crediting, Vesting, and Distribution of Deferred Compensation. The Company agrees to make DSU credits in accordance with Section 9 of the Plan and the elections that the Participant makes in the Distribution Election Agreement that is attached hereto as Exhibit A.
4. Taxes. The Participant, by the execution hereof, agrees to be solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Sections 409A or 4999 of the Code), and further agrees that neither the Company nor the Committee shall have any obligation whatsoever to pay such taxes. The Committee shall nevertheless have the discretion –
(a)	to condition any issuance of Shares on the Participant’s satisfaction of applicable employment and withholding taxes; and

(b)	to unilaterally modify this Deferral Agreement in any manner that (i) conforms with the requirements of Section 409A of the Code, (ii) that voids any election of the Participant to the extent it would violate Section 409A of the Code, and (iii) for any distribution election that would violate Section 409A of the Code, that defers distributions pursuant to the Award until the earliest to occur of a distribution event that is allowable under Section 409A of the Code or any distribution event that is both allowable under Section 409A of the Code and is elected by the Participant, subject to any valid second election to defer, that the Committee permits second elections to defer in accordance with Section 409A(a)(4)(C).
The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and this Deferral Agreement.
5. Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Deferral Agreement, you may expressly designate a beneficiary (the “Beneficiary”) to your rights and interest under this Deferral Agreement. You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Attachment 1 to Exhibit A “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.
6. Restrictions on Transfer. This Deferral Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee. Notwithstanding the foregoing, you may transfer your rights under this Deferral Agreement, on such terms and conditions as the Committee deems appropriate, either (i) by instrument to your “Immediate Family” (as defined below), (ii) by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to the your designated beneficiaries, or (iii) by gift to charitable institutions. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. Any transferee of your rights shall succeed and be subject to all of the terms of this Award Agreement and the Plan.
7. Notices. Any notice or communication required or permitted by any provision of this Deferral Agreement to be given to you shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had

Deferred Share Units Deferral Agreement
Commerce Energy Group, Inc.
2006 Stock Incentive Plan
for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Deferral Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.
8. Binding Effect. Except as otherwise provided in this Deferral Agreement or in the Plan, every covenant, term, and provision of this Deferral Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.
9. Modifications. This Deferral Agreement may be modified or amended at any time, in accordance with Section 15 of the Plan and provided that you must consent in writing to any modification that adversely alters or impairs any rights or obligations under this Deferral Agreement.
10. Headings. Section and other headings contained in this Deferral Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Deferral Agreement or any provision hereof.
11. Severability. Every provision of this Deferral Agreement and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Deferral Agreement.
12. Counterparts. This Deferral Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
13. Plan Governs. By signing this Deferral Agreement, you acknowledge that you have received a copy of the Plan and that your Deferral Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Deferral Agreement is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of this Deferral Agreement and those of the Plan, the provisions of the Plan shall control.
14. Governing Law. The laws of the State of Delaware shall govern the validity of this Deferral Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.
15. Not a Contract of Employment. [THIS PARAGRAPH IS NOT APPLICABLE TO NON-EMPLOYEE DIRECTORS.] By executing this Deferral Agreement you acknowledge and agree that nothing in this Deferral Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and the Company would not have executed this Deferral Agreement but for these acknowledgements and agreements.

Deferred Share Units Deferral Agreement
Commerce Energy Group, Inc.
2006 Stock Incentive Plan
IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above-written.

PARTICIPANT

Printed Name:

COMMERCE ENERGY GROUP, INC.

By:

A duly authorized executive officer

EXHIBIT A
COMMERCE ENERGY GROUP, INC.
2006 STOCK INCENTIVE PLAN

Distribution Election Agreement regarding Deferred Share Units

     DISTRIBUTION AGREEMENT, made this                      day of                     ,                     , by and between                                                              (the “Participant”), and Commerce Energy Group, Inc. (the “Company”), with respect to compensation that the Participant defers pursuant to the terms and conditions of the Deferral Agreement (the “Deferral Agreement”) dated                                                                                  ,                      between the Participant and the Company.
     WHEREAS, the Company has established the Commerce Energy Group, Inc. 2006 Stock Incentive Plan (the “Plan”), and the Participant has elected to defer compensation and thereby to participate in said Plan and to accrue Deferred Share Units (“DSUs”) in accordance with Section 9 of the Plan;
     NOW, THEREFORE, it is mutually agreed as follows:
1. This Distribution Agreement and the provisions of the Plan constitute the entire agreement between the parties with respect to the Company’s distribution to any and all benefits to which the Participant becomes entitled pursuant to Section 9 of the Plan. The elections made in sections 1 and 2 above shall be irrevocable. The Participant’s beneficiary designation shall remain in full force and effect until revoked or changed by the Participant in a writing sent to the Committee.
2. The Participant, by the execution hereof, agrees to participate in the Plan upon the terms and conditions set forth therein, and, in accordance therewith, makes the following elections, subject to the requirement that the Participant must collect all Plan benefits not later than December 31st of the tenth year after the year in which the Participant ceases service with the Company:
a.	The Company shall commence issuing shares in satisfaction of DSU credits deferred and any related accumulated income on the first to occur of —
(___) January 1st of the calendar year immediately following the year in which the Participant ceases service with the Company.
(___) January 1st of the year that is ___years after the Participant ceases service with the Company.
Notwithstanding the foregoing, the Participant hereby elects to collect ___% of his or her account balance as soon as practicable after a Change in Control (as defined in the Plan), subject to any applicable provisions of the Plan and the Participant’s Deferral Agreement.

b.	The Participant hereby elects to have the Company distribute the DSUs and any related accumulated earnings as follows:

Distribution Election Agreement
Commerce Energy Group, Inc.
2006 Stock Incentive Plan
(___) in substantially equal installments over a period of ___ years (must be less than 10 years).
(___) in a lump sum.
c.	All distributions made pursuant to the Plan and this Agreement will be made in whole shares of the Company’s common stock, with cash paid in lieu of fractional shares.

d.	Notwithstanding the foregoing, all distributions made to Directors shall be made pursuant to Section 9 of the Plan and shall be settled in cash only (or, subject to Applicable Laws, in newly issued Shares or Shares obtained through open market purchase).
3. The Participant hereby designates See Attachment 1 to be his or her beneficiary or beneficiaries and to receive the balance of any unpaid deferred compensation and related earnings.
4. The Company agrees to issue shares in satisfaction of DSU credits in accordance with the terms of the Plan and the elections by the Participant made herein and subject to the specific terms for deferrals by Directors as set forth in Section 9 of the Plan.
5. The terms of Sections 7 through 14 of the Deferral Agreement are incorporated herein by reference, and shall apply to this Distribution Agreement based on the understanding that references in such Sections to the Deferral Agreement shall refer to this Distribution Agreement for purposes hereof.
IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above-written.

PARTICIPANT

Printed Name:

COMMERCE ENERGY GROUP, INC.

By:

A duly authorized executive officer

Attachment 1
COMMERCE ENERGY GROUP, INC.
2006 STOCK INCENTIVE PLAN

DESIGNATION OF BENEFICIARY

     In connection with Award Agreements between Commerce Energy Group, Inc. (the “Company”) and                                                             , an individual residing at                                                              (the “Recipient”), the Recipient hereby designates the person specified below as the beneficiary of the Recipient’s interest in Awards as defined in the Company’s 2006 Stock Incentive Plan (the “Plan”). This designation shall remain in effect until revoked in writing by the Recipient.

Name of Beneficiary:

Address:

Social Security No.:

     This beneficiary designation relates to any and all of Recipient’s rights under the following Award or Awards:

☐	any Award that Recipient has received under the Plan.

☐	the Award that Recipient received pursuant to an award agreement dated , between Recipient and the Company.
     The Recipient understands that this designation operates to entitle the above-named beneficiary to the rights conferred by an Award from the date this form is delivered to the Company until such date as this designation is revoked in writing by the Recipient, including by delivery to the Company of a written designation of beneficiary executed by the Recipient on a later date.

Date:

By:

[Recipient Name]
Sworn to before me this
                    day of                                         , 200

Notary Public
County of
State of

EXHIBIT B
COMMERCE ENERGY GROUP, INC.
2006 STOCK INCENTIVE PLAN

Plan Document

EXHIBIT C
COMMERCE ENERGY GROUP, INC.
2006 STOCK INCENTIVE PLAN

Plan Prospectus